Exhibit 99.1

Amyris Reports Fourth Quarter and 2010 Year-End Results

Amyris technology operating successfully at industrial scale, Company delivers on all milestones and strong revenue growth

EMERYVILLE, CA (February 28, 2011) — Amyris, Inc. (NASDAQ: AMRS), which applies its industrial synthetic biology platform to provide renewable alternatives to select petroleum-sourced products used in specialty chemical and transportation fuel markets worldwide, today announced financial results for the fourth quarter and year ended December 31, 2010.

Total revenues for year ended December 31, 2010 were $80.3 million versus $64.6 million in the prior year, with cost of products sold of $70.5 million versus $60.4 million. Research and Development expense increased to $55.2 million from $38.3 million and Sales, General and Administrative expense increased to $40.4 million from $23.6 million. The 2010 GAAP net loss attributable to Amyris, Inc. common stockholders was $123.9 million compared with $64.5 million in the prior year. The 2010 loss included a non-cash beneficial conversion feature charge of $42.0 million related to the conversion of certain shares of the Company’s preferred stock as well as shares of the Company’s subsidiary, Amyris Brasil, into shares of the Company’s common stock in connection with the Company’s initial public offering. On a non-GAAP basis the 2010 net loss attributable to Amyris, Inc. common stockholders was $71.4 million compared to $61.2 million in the prior year. A reconciliation of GAAP to non-GAAP results is included below.

Total revenues for the fourth quarter were $29.7 million versus $24.2 million in the prior quarter with Cost of Products Sold of $27.5 million versus $22.9 million. Research and Development expense increased to $17.0 million from $14.7 million and Sales, General and Administrative expense increased to $11.0 million from $10.5 million. Fourth quarter GAAP net loss attributable to Amyris, Inc. common stockholders was $25.6 million compared with $62.1 million in the prior quarter which had included the non-cash beneficial conversion referenced above. On a non-GAAP basis the net loss attributable to Amyris, Inc. common stockholders was $22.1 million for the quarter compared to $17.5 million in the prior quarter. A reconciliation of GAAP to non-GAAP results is included below.

The Company’s balance of cash, cash equivalents and marketable securities was $257.9 million at the end of the fourth quarter versus $271.0 million at the end of the prior quarter.

“We met all of our publicly-stated milestones for our first full quarter as a public company, and delivered additional product partnerships as well,” said John Melo, CEO of Amyris. “We have entered 2011 well-positioned to move into industrial-scale production and sales of our first renewable products, beginning with squalane for cosmetics and followed by lubricants.”

Highlights of recent accomplishments include:

•	Successfully scaled Amyris technology in a 200,000 liter industrial scale fermentor. Amyris determined that the results of this run match prior results at smaller scales.

•

Secured additional contract manufacturing production capacity to produce Amyris’s Biofene™, and contracted and began operations at Glycotech, Inc. to convert Biofene into finished products for a wide range of applications.

•	Selected a construction manager, CNEC WorleyParsons, for the Amyris São Martinho joint venture, SMA Indústria Química S.A., and commencing site preparation for the plant.

•

Expanded commercial relationships, with the announcement that Amyris and Cosan are establishing a joint venture for the global commercialization of base oils, and completed agreements in the fragrances & flavors market with leading companies Firmenich and Givaudan.

About Amyris

Amyris is an integrated renewable products company focused on providing sustainable alternatives to a broad range of petroleum-sourced products. Amyris uses its industrial synthetic biology platform to convert plant sugars into a variety of hydrocarbon molecules - flexible building blocks which can be used in a wide range of products. Amyris is commercializing these products both as No Compromise® renewable ingredients in cosmetics, flavors and fragrances, polymers, lubricants and consumer products, and also as No Compromise renewable diesel and jet fuel. Amyris Brasil S.A., a subsidiary of Amyris, oversees the establishment and expansion of Amyris’s production in Brazil. Amyris also has fuel distribution capabilities in the United States through its subsidiary, Amyris Fuels LLC. More information about Amyris is available at www.amyris.com.

Conference Call Information

The Company will discuss these results in a conference call scheduled for today at 2:00 pm PST/5:00 pm EST. Investors may access a live audio webcast of this conference call and the earnings call presentation in the Investor section of the Company’s website at http://investors.amyris.com. An audio replay of the conference call will be available approximately two hours after the conclusion of the call and can be accessed by dialing 888-203-1112 if calling from within the United States or 719-457-0820 if calling from outside the United States and entering the replay pass code 8192158. A replay of the webcast will be available on the Investor Relations section of the Company’s website approximately two hours after the conclusion of the call and remain available for approximately 60 calendar days.

Forward-Looking Statements

This release contains forward-looking statements, and any statements other than statements of historical facts could be deemed to be forward-looking statements. These forward-looking statements include, among other things, statements regarding future events (such as statements regarding industrial-scale production and sales of products) that involve risks and uncertainties. These statements are based on management’s current expectations and actual results and future events may differ materially due to risks and uncertainties, including those associated with any delays in production and commercialization of products and other risks detailed in the “Risk Factors” section of Amyris’s final prospectus for its initial public offering, as filed on September 28, 2010 pursuant to Rule 424(b) under the Securities Act of 1933, and its quarterly report on Form 10-Q filed on November 10, 2010. Amyris disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Non-GAAP Financial Information

Consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis. On a non-GAAP basis, financial measures exclude non-cash items such as stock-based compensation. Management believes that it is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management’s internal comparisons to Amyris’s historical performance as well as comparisons to the operating results of other companies. In addition, Amyris believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Amyris’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided in the financial statement tables below.

Amyris, the Amyris logo, Biofene and No Compromise are trademarks or registered trademarks of Amyris, Inc.

Contact Information

Jeryl Hilleman

Chief Financial Officer

Amyris, Inc.

(510) 740-7434

investor@amyris.com

Amyris, Inc.

Condensed Consolidated Statement of Operations

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009
Revenues
Product sales	$26,627	$16,900	$68,664	$61,689
Grants and collaboration revenue	3,102	1,089	11,647	2,919

Total revenues	29,729	17,989	80,311	64,608
Cost and operating expenses
Cost of product sales	27,483	16,686	70,515	60,428
Research and development (1)	16,957	10,914	55,249	38,263
Sales, general and administrative (1)	11,007	9,256	40,393	23,558
Restructuring and asset impairment (income) charges	—	—	(2,061)	5,768

Total cost and operating expenses	55,447	36,856	164,096	128,017

Loss from operations	(25,718)	(18,867)	(83,785)	(63,409)
Other income (expense):
Interest income	276	77	1,540	448
Interest expense	(159)	(325)	(1,443)	(1,218)
Other income (expense), net	(55)	(1,121)	898	(621)

Total other income (expense)	62	(1,369)	995	(1,391)

Net loss	(25,656)	(20,236)	(82,790)	(64,800)
Loss attributable to noncontrolling interest	13	120	920	341

Net loss attributable to Amyris, Inc.	(25,643)	(20,116)	(81,870)	(64,459)
Deemed dividend related to the beneficial conversion feature of Series D convertible preferred stock and conversion of Amyris Brasil S.A. shares held by a third party	—	—	(42,009)	—

Net loss attributable to Amyris, Inc. common stockholders	$(25,643)	$(20,116)	$(123,879)	$(64,459)

Net loss per share attributable to common stockholders basic and diluted	$(0.59)	$(4.12)	$(8.35)	$(13.56)

Weighted-average shares of common stock outstanding used in computing net loss per share of common stock, basic and diluted	43,744,476	4,879,693	14,840,253	4,753,085

(1) Includes stock-based compensation expense of the following for the periods presented:

Research and development	$824	$178	$2,161	$773
Sales, general and administrative	2,700	851	8,271	2,526

Total stock-based compensation expense	$3,524	$1,029	$10,432	$3,299

Amyris, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	December 31, 2010	December 31, 2009
Assets
Current assets:
Cash, cash equivalents and marketable securities	$257,933	$67,210
Accounts receivable	5,215	1,372
Inventories	4,006	2,298
Prepaid expenses and other current assets	2,905	3,983

Total current assets	270,059	74,863
Property and equipment, net	54,847	42,560
Restricted cash	—	4,506
Other assets	32,547	230

Total assets	$357,453	$122,159

Liabilities, Convertible Preferred Stock, Redeemable Noncontrolling Interest and Equity (Deficit)
Current liabilities:
Accounts payable	$7,116	$1,709
Deferred revenue	565	378
Accrued and other current liabilities	14,795	10,445
Capital lease obligation, current portion	2,854	2,251
Debt, current portion	1,911	9,018

Total current liabilities	27,241	23,801
Capital lease obligation, net of current portion	3,091	4,977
Long-term debt, net of current portion	4,734	4,362
Convertible preferred stock warrant liability	—	2,740
Deferred rent, net of current portion	11,186	8,828
Deferred revenue, net of current portion	1,130	—
Restructuring liability	—	4,486
Other liabilities	2,523	1,553

Total liabilities	49,905	50,747

Convertible preferred stock	—	179,651
Redeemable noncontrolling interest	—	5,506

Amyris, Inc. stockholders’ equity (deficit)	307,546	(113,745)
Noncontrolling interest	2	—

Total equity (deficit)	307,548	(113,745)

Total liabilities, convertible preferred stock, redeemable noncontrolling interest and equity (deficit)	$357,453	$122,159

Amyris, Inc.

Supplemental Consolidated Financial Information

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009
Other Selected Financial Information:
Capital expenditures	$2,657	$1,675	$10,906	$7,608

Depreciation and amortization	$1,980	$1,490	$7,280	$5,775

Reconciliation of GAAP to Non-GAAP Net Loss Per Share:

Net loss attributable to Amyris Inc., common stockholders (GAAP)	$(25,643)	$(20,116)	$(123,879)	$(64,459)

Deemed dividend related to beneficial conversion feature	—	—	42,009	—
Stock Compensation Expense	3,524	1,029	10,432	3,299

Net loss attributable to Amyris Inc., common stockholders (Non- GAAP)	$(22,119)	$(19,087)	$(71,438)	$(61,160)

Net loss per share attributed to common stockholders basic and diluted (GAAP)	$(0.59)	$(4.12)	$(8.35)	$(13.56)

Deemed dividend related to beneficial conversion feature	—	—	2.84	—
Stock Compensation Expense	0.08	0.21	0.70	0.69

Net loss per share attributed to common stockholders basic and diluted (Non-GAAP)	$(0.51)	$(3.91)	$(4.81)	$(12.87)